Registration No. 333-
      As filed with the Securities and Exchange Commission on April 8, 2005
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           CHINDEX INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                                   13-3097642
   (State of Incorporation)                (IRS Employer Identification No.)

                             7201 WISCONSIN AVENUE,
                               BETHESDA, MD 20814
                                 (301) 215-7777
              (Address, including zip code and telephone number, of
                    registrant's principal executive offices)
                                 ROBERTA LIPSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           CHINDEX INTERNATIONAL, INC.
                             7201 WISCONSIN AVENUE,
                               BETHESDA, MD 20814
                                 (301) 215-7777
                (Name, address, including zip code and telephone
               number, including area code, of agent for service)
                                    COPY TO:
                                  GARY J. SIMON
                            HUGHES HUBBARD & Reed LLP
                             One Battery Park Plaza
                               New York, NY 10004
                          Telephone No.: (212) 837-6000
                         Telecopier No.: (212) 422-4726

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |X|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                                                         Proposed
                                                                        Proposed          maximum
                                                                        maximum          aggregate        Amount of
         Title of Each Class of               Amount to be           offering price      offering       registration
       Securities to be Registered             registered           per security(1)       price(1)           Fee
------------------------------------------ ------------------------ ----------------- ---------------- ---------------
Common stock, par value $0.01 per share...  1,522,539 shares (2)(3)      $6.28        $9,561,544.92      $1,125.40
------------------------------------------ ------------------------ ----------------- ---------------- ----------------
Warrants to purchase common stock.........    442,142 warrants (4)         --               --                --
-----------------------------------------------------------------------------------------------------------------------
  Total registration fee..................................................................................$1,125.40
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(1) The price is estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee and is the average of the high and low prices of common stock of Chindex International, Inc. reported by The Nasdaq SmallCap Market on April 7, 2005. Pursuant to Rule 457(g), no separate registration fee is required with respect to the warrants, as they are being registered in the same registration statement as the common stock offered pursuant thereto.

(2) Includes the registration for resale of (i) 1,080,397 outstanding shares issued to investors pursuant to a Securities Purchase Agreement dated as of March 21, 2005 (the "Purchase Agreement"), (ii) 378,137 shares issuable upon exercise of outstanding warrants issued to investors pursuant to the Purchase Agreement, and (iii) 64,005 shares issuable upon exercise of outstanding warrants issued to the placement agent in connection with the Purchase Agreement.
(3) In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416.
(4) Includes the registration for resale of the warrants to purchase 378,137 shares described in clause (ii) of footnote 2 above and the warrants to purchase 64,005 shares described in clause (iii) of footnote 2 above.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 8, 2005

                           CHINDEX INTERNATIONAL, INC.

                        1,522,539 SHARES OF COMMON STOCK
               WARRANTS TO PURCHASE 442,142 SHARES OF COMMON STOCK

                                  -------------

     The  selling  security  holders  of  Chindex  International,   Inc.  listed
beginning on page 19 of this prospectus, may offer for sale:

     o 1,080,397 outstanding shares of our common stock issued to them by us on March 24, 2005 in a private placement;

     o outstanding warrants to purchase 442,142 shares of our common stock issued to the selling security holders in the same private placement; and

     o 442,142 shares of our common stock to be acquired by the selling security holders upon exercise of the warrants.

     This prospectus also covers our issuance to BONA FIDE transferees of the selling security holders (but not to the selling security holders themselves) of the 442,142 shares of our common stock issuable upon exercise of the warrants. The warrants may be exercised at any time before March 25, 2010 at an initial exercise price of $9.10 per share, subject to adjustments.

     The selling security holders may offer the securities that may be sold by them under this prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution."

     This prospectus may also be used by those to whom the selling security holders may pledge, donate or transfer their securities and by other non-sale transferees. The shares of our common stock held by or issuable to the selling security holders may also be sold under Rule 144 promulgated under the Securities Act of 1933 at such time as that rule becomes available with respect to the shares, subject to compliance with the terms and conditions of the rule. See "Plan of Distribution."

     A  description  of  our  common  stock  and  the  warrants   appears  under
"Description of Securities."

     Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "CHDX." On April 7, 2005, the last reported sale price of a share of our common stock on the Nasdaq SmallCap Market was $6.19.

                                  -------------

     AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

                                     , 2005

                                TABLE OF CONTENTS


                             PAGE

Prospectus Summary..............3          Description of Capital Stock.......20
Risk Factors....................6          Plan of Distribution...............25
Forward-Looking Statements.....18          Validity of the Common Stock.......27
Use of Proceeds................18          Experts............................27
Selling Security Holders.......19          Where You Can Find
                                            Additional Information............27


     As used in this prospectus, references to "Chindex," "we," "us" and "our" refer to Chindex International, Inc. and subsidiaries, unless the context otherwise requires.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

     Chindex, founded in 1981, is a leading American company in the healthcare sectors of the Chinese marketplace, including Hong Kong. Revenues are generated from the sale of healthcare equipment and products and the provision of healthcare services. We operate in three segments:

     o MEDICAL CAPITAL EQUIPMENT DIVISION. This division markets, sells and facilitates the export of select capital healthcare equipment and instrumentation throughout China on the basis of both exclusive and non-exclusive agreements with the manufacturers of these products.

     o HEALTHCARE PRODUCTS DISTRIBUTION DIVISION. This division, through a network of wholly owned foreign subsidiaries in China, imports and distributes off-the-shelf healthcare instrumentation and health-related consumable products developed by third parties

     o HEALTHCARE SERVICES DIVISION. This division operates our private hospital and clinics. Beijing United Family Hospital and Clinics opened in 1998 and Shanghai United Family Hospital and Clinics opened in 2004.

                             ISSUANCE OF SECURITIES

     On March 24, 2005, we issued to a limited number of accredited investors, at a price of $6.00 per share, 1,080,397 shares of our common stock, together with warrants to purchase an additional 378,137 shares of our common stock at an exercise price of $9.10 per share, for an aggregate purchase price of $6,482,382. We sometimes refer to this financing as the "financing." The net proceeds to us from the financing, after deducting expenses of the financing including placement agent fees, were approximately $6,015,102. In connection with the financing, we also agreed to issue the placement agent five-year warrants to purchase 64,005 shares of our common stock at an exercise price of $9.10 per share.

                                    * * * * *

     Our principal executive offices are located at 7201 Wisconsin Avenue, Bethesda, MD 20814, and our telephone number is (301) 215-7777. Our Internet address is www.chindex.com. Information on our web site is not part of this prospectus.

                                  THE OFFERING

Securities offered by the selling       1,080,397  shares  of  common  stock and
  security holders.................     442,142  shares of common stock issuable
                                        upon exercise of warrants.

                                        The  1,080,397  shares of  common  stock
                                        were sold in a private  placement to the
                                        selling security  holders,  who may then
                                        resell   them   by    delivering    this
                                        prospectus.  The  warrants  to  purchase
                                        442,142 shares of common stock were also
                                        sold in the same private placement.  The
                                        holders  of  those   warrants  may  also
                                        resell  the   shares  of  common   stock
                                        issuable upon exercise of those warrants by delivering this prospectus.

                                        This prospectus and the registration statement of which this prospectus is a part also covers the resale of the warrants by the selling security holders and the issuance by us of 442,142 shares of common stock issuable upon exercise of the warrants to BONA FIDE transferees of the selling security holders.

Common stock outstanding as of the
  date of this prospectus..........     5,728,443 shares of common stock.

Class B common stock outstanding
  as of the date of this
  prospectus.......................     775,000  shares of Class B common stock.

                                        Our common  stock and our Class B common
                                        stock  vote   together  on  all  matters
                                        brought to a vote of stockholders. Each share of our common stock is entitled to one vote per share and each share of our Class B common stock is entitled to six votes per share.

Common stock
  (excluding Class B common stock)
  outstanding after the
  offering assuming:
  No warrants are exercised........     5,728,443 shares of common stock.
  All warrants
  (including warrants outstanding
  prior to this offering to
  purchase 425,100 shares) are
  fully exercised..................     6,595,685 shares of common stock.

Nasdaq symbol......................     "CHDX".

Use of proceeds....................     The   selling   security   holders  will
                                        receive  all of the  proceeds  from  the
                                        sale of the shares of our  common  stock
                                        and  we  will  not   receive   any  such
                                        proceeds.   We  received   approximately
                                        $6,015,102 in net proceeds from the issuance of the shares and warrants.

                                        The foregoing assumes no exercise of the
                                        warrants.   The  Company  would  receive
                                        approximately $4,023,492 if all of the warrants were exercised for cash at the initial exercise price. The net proceeds from the private placement are being used for working capital and general corporate purposes.

Risk factors.......................     The   securities   offered   under  this
                                        prospectus involve a high degree of risk. You should carefully consider the factors beginning on page 6.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THE FOLLOWING RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES WE FACE. HOWEVER, THESE ARE THE RISKS OUR MANAGEMENT BELIEVES ARE MATERIAL. IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

              RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

OUR BUSINESS IS CAPITAL INTENSIVE AND WE MAY NOT BE ABLE TO ACCESS THE CAPITAL MARKETS WHEN WE WOULD LIKE TO RAISE CAPITAL.

     We may not be able to raise adequate capital to complete some or all of our business strategies or to react rapidly to changes in technology, products, services or the competitive landscape. Healthcare product and services providers in China often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. Many of our competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Our business is capital intensive and there can be no assurance that we will be able to satisfy our capital requirements in the future. In particular, our strategy in the business of providing healthcare services includes the establishment and maintenance of healthcare facilities, which require significant capital. In the absence of available capital, we would be unable to establish or maintain healthcare facilities as planned, if at all.

WE MAY NOT GENERATE SUFFICIENT CASH FLOW TO FUND OUR CAPITAL EXPENDITURES, ONGOING OPERATIONS AND INDEBTEDNESS OBLIGATIONS.

     Our ability to service our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash flow. Our ability to generate cash flow is dependent on many factors, including:

     o    our future operating performance;

     o    the demand for our products and services;

     o    general  economic  conditions  and  conditions   affecting  suppliers,
          customers and patients;

     o    competition and our ability to preserve customer relationships; and

     o    legal and regulatory factors affecting our company and our business.

     Some of these factors are beyond our control. If we are unable to generate sufficient cash flow, we may not be able to repay indebtedness, operate our business, respond to competition, pursue our growth strategy, which is capital intensive, or otherwise meet cash requirements.

WE EXPERIENCED A NET LOSS IN FISCAL 2004, EXPECT TO EXPERIENCE A NET LOSS FOR FISCAL 2005 AND MAY CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We experienced a net loss in fiscal 2004 and expect to experience a net loss for fiscal 2005. These net losses are principally attributable to increased costs, including: at our parent level, primarily as a result of corporate governance compliance and local taxes; in our Medical Capital Equipment division, primarily as a result of increased salaries and bad debt allowances; in our Healthcare Products Distribution division, primarily as a result of pricing and other pressures from suppliers and limitations on the availability of financing to our customers; and in our Healthcare Services division, primarily as a result of start-up expenses relating to hospital operations in Shanghai, including increases in staff, insurance costs, supplies and other expenses. We expect that many of these expenses (other than the start-up costs relating to hospital operations in Shanghai, which commenced in October 2004) will remain significant. In addition, we recently experienced a reduction in territories covered for a large supplier in the Healthcare Products Distribution division, which we intend to offset in part by increased sales in the retained territories. Continued losses would reduce our cash available from operations to service our indebtedness, as well as limit our ability to finance our operations.

IF WE FAIL TO MANAGE OUR GROWTH OR MAINTAIN ADEQUATE INTERNAL ACCOUNTING, DISCLOSURE AND OTHER CONTROLS, WE WOULD LOSE THE ABILITY TO MANAGE OUR BUSINESS EFFECTIVELY AND/OR EXPERIENCE ERRORS OR INFORMATION LAPSES AFFECTING PUBLIC REPORTING.

     We have expanded our operations rapidly in recent years and continue to explore ways to extend our product and service offerings. Our growth may place a strain on our management systems, information systems, resources and internal controls. Our ability to successfully distribute products and offer services requires adequate information systems and resources and oversight from senior management. We will need to modify and improve our financial and managerial controls, reporting systems and procedures and other internal control and compliance procedures as we continue to grow and expand our business. If we are unable to manage our growth and improve our controls, systems and procedures, they may be ineffective, we may be unable to operate efficiently and we may lose the ability to manage many other aspects of our business effectively and/or experience errors or information lapses affecting public reporting.

     A control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues have been detected. If we are not successful in discovering and eliminating weaknesses in internal controls, then we will lose the ability to manage our business effectively.

IF WE LOST THE SERVICES OF OUR KEY PERSONNEL, THEN OUR LEADERSHIP, EXPERTISE, EXPERIENCE, BUSINESS RELATIONSHIPS, STRATEGIC AND OPERATING PLANNING AND OTHER IMPORTANT BUSINESS ATTRIBUTES WOULD BE DIMINISHED.

     Our success to a large extent depends upon the continued services of certain executive officers, particularly Roberta Lipson, the chairperson of our board of directors, chief executive officer and president and Elyse Beth Silverberg, our executive vice president and secretary. We have entered into an employment agreement with Ms. Lipson that contains non-competition, non-solicitation and confidentiality provisions, and we maintain key-person life insurance coverage in the amount of $2,000,000 on the life of Ms. Lipson. Ms. Silverberg is subject to an employment agreement that contains non-competition, non-solicitation and provisions, but we do not maintain an insurance policy on her life. The loss of service of any of our key employees could diminish our leadership, expertise, experience, business relationships, strategic and operating planning and other important business attributes, thus materially harming our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INFLATION OR FOREIGN CURRENCY FLUCTUATION.

     Since we receive more than 60% of our revenues in local Chinese currency (with the remainder in U.S. dollars), we have foreign currency risk. Contracts denominated in U.S. dollars, where the goods are purchased in U.S. dollars, would not be subject to foreign currency risk. In the event of a decline in the value of the U.S. dollar, however, goods that are purchased by us in U.S. dollars and resold in Chinese Renminbi would become more competitive in the Chinese market, which would allow us to either reduce prices and increase quantities or maintain prices at a higher gross profit margin. Similarly, changes in the valuation of the Chinese Renminbi or Hong Kong dollar may have an impact on our results of operations in the future. Our subsidiaries, Chindex Tianjin, Chindex Shanghai, Beijing United and Shanghai United, sell products and services in Renminbi. We have also purchased and will continue to purchase some products in Western currencies other than U.S. dollars and have sold and will continue to sell such products in China for U.S. dollars. To the extent that the value of the U.S. dollar declines against such Western currencies, we could experience a negative impact on profitability. We anticipate hedging transactions wherever possible to minimize the impact from exposure to foreign currency exchange fluctuations. We have limited hedging experience and there can be no assurance that such strategies will be successful in eliminating or reducing our risk. Currently there are no such hedges.

     As part of our risk management program, we also perform sensitivity analyses to assess potential changes in revenue, operating results, cash flows and financial position relating to hypothetical movements in currency exchange rates. Our sensitivity analysis of changes in the fair value of the RMB to the U.S. Dollar at March 31, 2004, indicated that if the U.S. Dollar uniformly increased in value by 10% relative to the RMB, then we would experience a 6% smaller loss. Conversely, a 10% increase in the value of the RMB relative to the U.S. Dollar at March 31, 2004 would have resulted in a 7% additional loss.

               RISKS RELATING TO OUR MEDICAL CAPITAL EQUIPMENT AND
                   HEALTHCARE PRODUCTS DISTRIBUTION DIVISIONS

WE DEPEND ON OUR RELATIONS WITH SUPPLIERS AND WOULD BE ADVERSELY AFFECTED BY THE TERMINATION OF ARRANGEMENTS WITH, OR SHORTAGE OR LOSS OF ANY SIGNIFICANT PRODUCT LINE FROM, THEM.

     We rely on a limited number of suppliers that account for a significant portion of our revenues. During the fiscal year ended March 31, 2004, Siemens, Guidant, L'Oreal and Becton-Dickenson represented 17%, 14%, 12% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. During the twelve months ended December 31, 2002, Siemens, Becton-Dickenson and L'Oreal represented 16%, 16% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. During the twelve months ended December 31, 2001, Siemens, Becton-Dickenson and Tyco represented 17%, 9% and 10% of our revenue and were the only suppliers where such percentage was at least 10%. Although a substantial number of our relationships with our capital equipment suppliers are pursuant to exclusive contracts, including Siemens (but not the other suppliers named above), with which we have a 5-year contract terminable for failure to meet sale objectives, the relationships are based substantially on mutual satisfaction in addition to the terms of the contractual arrangements. Our agreement with Siemens expires on September 25, 2006. Our oral agreement with Guidant expires on December 31 ,2005. An agreement with L'Oreal, which was recently renewed and revised, expires on December 31, 2005 and represents a reduction in territories from those serviced under the predecessor agreement, and automatically renews for successive one year periods unless notice is given by either party of an intent to allow the agreement to expire. Our agreement with Tyco renews annually effective July 1 unless either party provides notice of intent to let it expire. Our agreement with Becton-Dickenson, which we no longer represent, expired by its terms on December 31, 2004. None of these agreements contains short-term cancellation provisions, except typical provisions allowing cancellation for breach of contract, bankruptcy, change of ownership, etc. Certain of our contracts with our other suppliers contain short-term cancellation provisions permitting the contracts to be terminated on short notice (from 30 days to six months), minimum sales quantity requirements or targets and provisions triggering termination upon the occurrence of certain events. From time to time, we and/or our suppliers terminate or revise their respective distribution arrangements. We are currently in negotiations with one of our large suppliers. There can be no assurance that cancellations of or other material adverse effects on our contracts will not occur. As an example of the foregoing risk, as previously disclosed, one significant client, Becton-Dickenson, of our healthcare products distribution business has recently established a subsidiary in China that will perform certain services previously performed by that division. In that example, we did not have a binding contractual arrangement limiting Becton-Dickenson's decision to internalize rather than outsource to us those services. There can be no assurance that our suppliers will not elect to change their method of distribution into the Chinese marketplace to a form that does not use our services.

TIMING OF REVENUES AND FLUCTUATIONS IN FINANCIAL PERFORMANCE VARY SIGNIFICANTLY FROM QUARTER TO QUARTER AND ARE NOT NECESSARILY INDICATIVE OF OUR PERFORMANCE OVER LONGER PERIODS.

     The timing of our revenues is affected by several significant factors. Many end-users of the capital equipment that we sell depend to a certain extent upon the availability of funds in the budgeting processes of the Chinese government and the availability of credit from the Chinese banking system and otherwise. These processes and the availability of credit fluctuate in amounts and timing because they are based on policy determinations by the Chinese government and the discretion of financial institutions. Further, in light of the dependence by purchasers on the availability of credit, the timing of sales may depend upon the timing of our or our purchasers' abilities to arrange for credit sources. A relatively limited number of orders and shipments of capital equipment may constitute a meaningful percentage of our revenues in any one period. Correspondingly, a relatively small reduction in the number of orders can have a material impact on our revenues in any one quarter or year. In addition, because we recognize revenues and expenses relating to certain contracts as products are shipped, the timing of shipments affects our operating results for a particular period. As a result, our operating results have varied and are expected to continue to vary significantly from quarter to quarter and our results of operations for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.

WE HAVE NOT BEEN ABLE TO OBTAIN IN EVERY YEAR FINANCINGS, FROM THIRD PARTY BANKS OR GOVERNMENTS, FOR OUR CUSTOMERS AND FUTURE PERIODIC FINANCINGS OBTAINED FOR OUR CUSTOMERS CANNOT BE ASSURED; THEIR IMPACT ON A FISCAL PERIOD MAY BE MORE CONCENTRATED THAN THE RELATED PROCUREMENT PERIOD; THE ABSENCE OF THESE FINANCINGS RESULTS IN LOWER SALES.

     Although none were obtained during the fiscal year ended March 31, 2004 or the nine months ended December 31, 2004, periodic financings obtained for customers have had a positive impact on our results of operations during the periods in which they are consummated, including the twelve months ended December 31, 2001 and 2002, and may not be indicative of future results. As an example of these financings, pursuant to three separate Export-Import Bank financing arrangements, we recognized approximately $8.4 million, $14.0 million and $11.6 million, respectively, in sales as a result of the shipments of capital equipment sold to end-users from 1995 to 2000. During the fiscal years ended December 31, 1998, 1999, 2000, 2001 and 2002 and March 31, 2004, sales pursuant to these arrangements constituted approximately 9%, 32%, 21%, 7%, 12%, and 0%, respectively, of our total sales. Arrangements for the first of these financings began in mid-1993 and revenues from that first financing were recognized in 1996; arrangements for the second of these financings began in early 1998 and $2.0 million of revenues from that second financing were recognized in 1998 and the balance was recognized in 1999; and arrangements for the third of these financings began in late 1998 and $9.4 million of revenues from that third financing were recognized in 2000 and the balance was recognized in 2001. These sales and financings had been arranged over a long period of time, prior to our recognition of the revenue for them. As a result of the financings, we recognized relatively substantial sales during relatively short periods. Accordingly, our results of operations for the respective fiscal quarters during which the sales were reflected were significantly and positively impacted by the timing of the payments from the financing and were not necessarily indicative of our results of operations for any other quarter or fiscal year. The can be no assurance that any Export-Import Bank financing commitments will be obtained by us for our customers in the future. The absence of these financings would continue to have an adverse impact on our sales volume.

     The relevant agencies of the Chinese and U.S. governments had negotiated for several years with the Export-Import Bank on a new framework for government-supported loan programs, during which period all such loan programs were postponed or unavailable. On January 24, 2005, however, the Export-Import Bank and the Chinese Ministry of Finance signed the new framework agreement setting forth the terms under which government-supported financings will be provided from the U.S. and implemented in China. Consequently, potential hospital customers interested in using this type of financing to purchase U.S.-sourced equipment from us had to await such approval. Although the new framework agreement will now permit financing arrangements with the Export-Import Bank to resume, and we have announced our intention to obtain such financing, there can be no assurances that any such arrangements will be reached or consummated.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS, AND IN THE FUTURE WE MAY NOT BE ABLE TO OBTAIN INSURANCE AGAINST THESE CLAIMS AT A REASONABLE COST OR AT ALL.

     The nature of our business exposes us to potential product liability risks, which are inherent in the distribution of medical equipment and healthcare products. We may not be able to avoid product liability exposure, since third parties develop and manufacture our equipment and products. If a product liability claim is successfully brought against us or any of these third party manufacturers, or if a significant product recall occurs, then we would experience adverse consequences to our reputation, we might be required to pay damages, our insurance, legal and other expenses would increase, we might lose customers and/or suppliers and there may be other adverse results.

     We do not maintain product liability insurance, but we do request that we be named as an "additional insured" on policies held by our manufacturers. There can be no assurance that one or more liability claims will not exceed the coverage limits of any of such policies. We currently represent approximately 19 manufacturers and currently are named as an additional insured on 12 of 14 of those manufacturers that we have approached in this regard. Since most products handled by us do not involve invasive measures, they do not represent a significant risk from product liability. Guidant, however, is one of the manufacturers with respect to which we have been added as an additional insured, since the stents manufactured by it and sold by us are inserted in the body.

     If we or our manufacturers fail to comply with regulatory laws and regulations, we or such manufacturers may be subject to enforcement actions, which could affect their ability to develop, market and sell products successfully. This could harm our reputation and lead to less acceptance of such products by the market. These enforcement actions may include:

     o    product seizures;

     o    voluntary or mandatory recalls;

     o    voluntary or mandatory patient or physician notification; and

     o    restrictions on or prohibitions against marketing the products.

WE FACE COMPETITION THAT MAY ADVERSELY IMPACT US, WHICH IMPACT MAY BE INCREASED AS A RESULT OF CHINA'S INCLUSION IN THE WORLD TRADE ORGANIZATION.

     We compete with other independent distributors of capital equipment in China. Given the rapid pace of technological advancement, particularly in the medical products field, other independent distributors may introduce products into our markets that compete directly with our sales. In addition to other independent distributors, we face significant competition from direct distributors of established manufacturers. In the medical products field, for example, we compete with certain major manufacturers that maintain their own direct sales forces in China. In addition, to the extent that certain manufacturers market under one brand name a wide variety of products in China to different market sectors (including non-medical), those manufacturers may be better able than we are to establish brand name recognition across industry lines.

     As a result of China becoming a member of the World Trade Organization, or WTO, import restrictions on medical equipment are expected to be gradually reduced. The WTO also requires China to lower its import tariffs as a condition for membership. Reduced import restrictions and/or lower tariffs may lead to increased imports of foreign medical equipment and therefore lead to increased competition in the domestic medical equipment markets. Similarly, reduced import restrictions and/or lower tariffs on medical equipment may affect the competition in the end-use markets of our customers and indirectly affect our sales to such customers. There can be no assurance that we will be able to compete effectively with such manufacturers and distributors.

IF WE ARE NOT  ABLE TO HIRE  AND  RETAIN  QUALIFIED  SALES  REPRESENTATIVES  AND
SERVICE SPECIALISTS, THEN OUR MARKETING COMPETITIVENESS, SELLING CAPABILITIES AND RELATED GROWTH EFFORTS WILL BE IMPAIRED.

     We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has depended on hiring and developing new sales representatives. Due to the relationships developed between our sales representatives and our customers, upon the departure of a sales representative we face the risk of losing the representative's customers, especially if the representative were to act as a representative of our competitors. In addition, the imaging equipment market and other high-technology medical equipment markets rely on the hiring and retention of skilled service specialists to maintain such equipment. There may be a shortage of these skilled specialists, which may result in intense competition and increasing salaries. Any inability on our part to hire or retain such skilled specialists could limit our ability to expand into markets and then our marketing competitiveness, selling capabilities and related growth efforts will be impaired.

WE MUST MAINTAIN A SIGNIFICANT INVESTMENT IN INVENTORY, WHICH IS COSTLY AND, IF NOT PROPERLY MANAGED, WOULD RESULT IN AN INABILITY TO PROVIDE TIMELY MARKETING AND DELIVERY AND COULD RESULT IN FINANCIAL OR OPERATING IMBALANCES AND PROBLEMS WITH LIQUIDITY AND CAPITAL RESOURCES.

     In order to provide prompt and complete service to our customers, we maintain a significant investment in healthcare product inventory. Although we closely monitor our inventory exposure through a variety of inventory control procedures and policies, there can be no assurance that such procedures and policies will continue to be effective or that unforeseen product development or price changes will not result in an inability to provide timely marketing and delivery and could result in financial or operating imbalances and problems with liquidity and capital resources.

IF WE DO NOT MAINTAIN GOOD RELATIONS WITH FOREIGN TRADE CORPORATIONS, OUR ABILITY TO IMPORT PRODUCTS MAY BE ADVERSELY AFFECTED.

     In the sale of our medical capital equipment into China, we must make most of our sales through foreign trade corporations, or FTCs. Although purchasing decisions are made by the end-users, which may be individuals or groups having the required approvals from their administrative organizations and which are obligated to pay the applicable purchase prices, we enter into a formal purchase contract with only the FTCs. The FTCs make purchases on behalf of the end-users and are legally authorized by the Chinese government to conduct import business. These organizations are chartered and regulated by the government and are formed to facilitate foreign trade. We market our products directly to end-users, but in consummating sales we also must interact with the particular FTCs representing the end-users. By virtue of our direct contractual relationship with the FTC, rather than the end-user, we are to some extent dependent upon the continuing existence of and contractual compliance by the FTCs until the particular transaction has been completed.

OUR DEPENDENCE ON SUB-DISTRIBUTORS AND DEALERS COULD BE DETRIMENTAL TO OUR FINANCIAL CONDITION IF THOSE SUB-DISTRIBUTORS OR DEALERS DO NOT SELL OUR PRODUCTS.

     In the sale of our medical capital equipment, medical consumables and low-priced instrumentation, we plan to increase sales to independent sub-distributors and dealers, who in turn sell to end users. If the efforts of such sub-distributors and dealers prove unsuccessful, if such sub-distributors and dealers abandon or limit their sales of our products, or if such sub-distributors and dealers encounter serious financial difficulties, our results of operations and financial condition could be adversely affected. Sub-distributors and dealers generally purchase from us to fill specific orders from their customers. As a result, there can be no assurance that sub-distributors and dealers will continue to purchase our products. Further, such sub-distributors and dealers generally are not exclusive to us and are free to sell, and do sell, competing products.

               RISKS RELATING TO THE HEALTHCARE SERVICES DIVISION

OUR SHANGHAI UNITED FAMILY HOSPITAL ONLY COMMENCED OPERATIONS IN OCTOBER 2004 AND THERE CAN BE NO ASSURANCES THAT IT WILL ACHIEVE PROFITABILITY.

     Our Shanghai United Family Hospital had its opening ceremony on October 21, 2004 after significant delays. The facility did not immediately offer full services and has phased in services since then, including initiating in-patient services in January 2005. There can be no assurances that the facility will achieve profitability or that additional capital will be available to finance additional facilities, such as satellite clinics, which comprises our current healthcare services growth strategy.

IF WE DO NOT ATTRACT AND RETAIN QUALIFIED PHYSICIANS OR OTHER HOSPITAL PERSONNEL, OUR HOSPITAL OPERATIONS WOULD BE ADVERSELY AFFECTED.

     Our success in operating our hospitals and clinics will be, in part, dependent upon the number and quality of physicians on the medical staffs of these hospitals and our ability to maintain good relations with our physicians. As we offer International-standard medicine at our hospitals and clinics, we are further dependent on attracting a limited number of qualified Western medical professionals, not all of whom have long-term relationships with China. Physicians may terminate their affiliation with our hospitals at any time. If we are unable to successfully maintain good relationships with physicians, our results of operations may be adversely affected. In addition, the failure to recruit and retain qualified management, nurses and other medical support personnel, or to control labor costs, could have an adverse effect on our business and results of operations.

OUR BUSINESS IS HEAVILY REGULATED AND FAILURE TO COMPLY WITH THOSE REGULATIONS COULD RESULT IN PENALTIES, LOSS OF LICENSURE, ADDITIONAL COMPLIANCE COSTS OR OTHER ADVERSE CONSEQUENCES.

     Healthcare providers in China, as in most other populous countries, are required to comply with many laws and regulations at the national and local government levels. These laws and regulations relate to: licensing; the conduct of operations; the relationships among hospitals and their affiliated providers; the ownership of facilities; the addition of facilities and services; confidentiality, maintenance and security issues associated with medical records; billing for services; and prices for services. If we fail to comply with applicable laws and regulations, we could suffer penalties, including the loss of our licenses to operate. In addition, further healthcare legislative reform is likely, and could materially adversely affect our business and results of operations in the event we do not comply or if the cost of compliance is expensive. The above list of certain regulated areas is not exhaustive and it is not possible to anticipate the exact nature of future healthcare legislative reform in China. Depending on the priorities determined by the Chinese Ministry of Health, the political climate at any given time, the continued development of the Chinese healthcare system and many other factors, future legislative reforms may be highly diverse, including stringent infection control policies, improved rural healthcare facilities, increased regulation of the distribution of pharmaceuticals and numerous other policy matters. Consequently, the implications of these future reforms could result in penalties, loss of licensure, additional compliance costs or other adverse consequences.

OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY THE HIGH COST OF MALPRACTICE INSURANCE.

     In recent years, physicians, hospitals and other healthcare providers in the U.S. have become subject to an increasing number of legal actions alleging malpractice or related legal theories. Many of these actions involve large claims and significant defense costs. While similar lawsuits are not common in China, to protect us from the cost of any such claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available at a reasonable cost for us to maintain adequate levels of insurance.

WE DEPEND ON INFORMATION SYSTEMS, WHICH IF NOT IMPLEMENTED AND MAINTAINED COULD ADVERSELY AFFECT OUR OPERATIONS.

     Our healthcare services business is dependent on effective information systems that assist us in, among other things, monitoring utilization and other cost factors, supporting our healthcare management techniques, processing billing and providing data to regulators. If we experience a reduction in the performance, reliability or availability of our information systems, our operations and ability to produce timely and accurate reports could be adversely impacted.

     Our information systems and applications require continual maintenance, upgrading and enhancement to meet operational needs. Moreover, the proposed expansion of facilities and similar activities require transitions to or from, and the integration of, various information systems. We regularly upgrade and expand our information systems capabilities and currently are in the process of rolling out, for expected completion during the first quarter of fiscal 2006, new clinical and financial reporting systems throughout our healthcare services operations, which rollout and other proposed system-wide improvements in information systems are expected to require additional capital expenditures. The total cost of the new reporting systems through completion is expected to be approximately $350,000, not including implementation of additional modules, to be incurred through the first quarter of fiscal 2006. If we experience difficulties with the transition to or from information systems or are unable to properly implement, finance, maintain or expand our systems, we could suffer, among other things, from operational disruptions, which could adversely affect our prospects or results of operations.

OUR OPERATIONS FACE COMPETITION THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our Beijing and Shanghai healthcare facilities compete with a large number and variety of health care facilities in their respective markets. There are numerous Chinese hospitals available to the general populace, as well as international clinics serving the expatriate business and diplomatic community. Although we believe that existing international clinics do not currently provide competitive, specialized International-standard services in Beijing, there can be no assurance that these or other clinics, hospitals or other facilities will not commence or expand such operations, which would increase their competitive edge. Further, there can be no assurance that a qualified Western or other health care organization, having greater resources in the provision or management of health care services, will not decide to engage in operations similar to those to be conducted by us in Beijing or Shanghai.

               RISKS RELATING TO DOING BUSINESS IN MAINLAND CHINA

     Substantially all of our assets are located in mainland China, and substantially all of our revenue is derived from our operations in mainland China. Accordingly, our business, financial condition and results of operations are subject, to a significant degree, to economic, political and legal developments in mainland China. The economic system of mainland China differs from the economics of most developed countries in many respects, including government investment, the level of development, control of capital investment, control of foreign exchange and allocation of resources.

THE ECONOMIC POLICIES OF THE CHINESE GOVERNMENT AND ECONOMIC GROWTH OF MAINLAND CHINA COULD ADVERSELY AFFECT US.

     Since the late 1970s, the Chinese government has been reforming the Chinese economic system from a planned economy to a market-oriented economy. In recent years, the Chinese government has implemented economic reform measures emphasizing decentralization, utilization of market forces in the development of the Chinese economy and a higher level of management autonomy. These reforms have resulted in significant economic growth and social progress, but the growth has been uneven both geographically and among various sectors of the economy. Economic growth has also been accompanied by periods of high inflation. The Chinese government has implemented various policies from time to time to restrain the rate of such economic growth, control inflation and otherwise regulate economic expansion. In addition, the Chinese government has attempted to control inflation by controlling the prices of basic commodities. Although we believe that the economic reforms and macroeconomic policies and measures adopted by the Chinese government will continue to have a positive effect on economic development in mainland China, these policies and measures may, from time to time, be modified or reversed. Adverse changes in economic and social conditions in mainland China, in the policies of the Chinese government or in the laws and regulations in mainland China, could have a material adverse effect on the overall economic growth of mainland China and on infrastructure investment in mainland China. These developments could adversely affect our financial condition, results of operations and business, by, for example, reducing the demand for our products and/or services.

THE CHINESE LEGAL SYSTEM IS RELATIVELY NEW AND MAY NOT PROVIDE PROTECTIONS TO US OR OUR INVESTORS.

     The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general, including corporate organization and governance, foreign investments, commerce, taxation and trade. Legislation over the past 20 years has significantly enhanced the protections afforded to various forms of foreign investment in mainland China. However, these laws, regulations and legal requirements are relatively recent, and their interpretation and enforcement involve uncertainties, which may limit the legal protections available to foreign investors.

     The Chinese government recently underwent substantial reforms after the meeting of the National People's Congress in March 2003. The Chinese government has reiterated its policy of furthering reforms in the socialist market economy. No assurance can be given that these changes will not have an adverse effect on business conditions in China generally or on our business in particular.

THE CONVERSION OF RENMINBI INTO FOREIGN CURRENCY IS REGULATED, WHICH REGULATIONS COULD ADVERSELY AFFECT US.

     A significant portion of our revenues and operating expenses are denominated in Renminbi. Our revenues in Renminbi typically are converted into U.S. dollars and transferred to the United States for payment of invoices and as subsidiary dividends. The transmission of foreign currency out of China is subject to regulation by China's State Administration for Foreign Exchange, or SAFE. It is possible that SAFE could impose new or increase existing restrictions on such currency uses or otherwise impose exchange controls that adversely affect our practices. Adverse actions by SAFE also could affect our ability to obtain foreign currency through debt or equity financing, including by means of loans or capital contributions.

THE SARS OUTBREAK COULD FURTHER ADVERSELY AFFECT OUR OPERATIONS.

     In March 2003, several countries, including China, experienced an outbreak of a new and highly contagious form of atypical pneumonia now commonly known as severe acute respiratory syndrome, or SARS. The severity of the outbreak in certain municipalities, such as Beijing, and provinces, such as Guangdong Province, materially affected general commercial activity. According to the World Health Organization, over 8,460 cases of SARS and more than 790 deaths had been reported in over 30 countries as of June 2003. Since the SARS epidemic in China had conflicting impacts on our healthcare businesses, the extent of the adverse impact that any future SARS outbreak could have on the Chinese economy and on us cannot be predicted at this time. Any further SARS outbreak could significantly disrupt our ability to adequately staff our facilities and may generally disrupt operations. In particular, a large percentage of the expatriate community that uses our healthcare services left China during the height of the SARS epidemic and could be expected to do so again under similar circumstances. Although no one is able to predict the future impact of SARS, the Chinese government and the Chinese healthcare industry have taken measures to prepare in the event of another SARS outbreak. The Chinese government has indicated that any future outbreak would be contained and not present the same magnitude of social and economic disruption as experienced in the first outbreak. Although cases of SARS in China recently have been reported, no significant adverse impact has resulted from those cases. Nonetheless, any further outbreak could severely restrict the level of economic activity in affected areas, which could have a material adverse effect on us as previously experienced.

THE CHINESE GOVERNMENT COULD CHANGE ITS POLICIES TOWARD, OR EVEN NATIONALIZE, PRIVATE ENTERPRISE, WHICH COULD HARM OUR OPERATIONS.

     Over the past several years, the Chinese government has pursued economic reform policies, including the encouragement of private economic activities and decentralization of economic regulation. The Chinese government may not continue to pursue these policies or may significantly alter them to our detriment from time to time without notice. Changes in policies by the Chinese government resulting in changes in laws, regulations, their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion or imports and sources of supply could materially and adversely affect our business and operating results. The nationalization or other expropriation of private enterprises by the Chinese government could result in the total loss of our investment in China.

     Although several tax reforms that may be favorable to us have materialized in 2004, the Chinese tax system is subject to substantial uncertainties in both interpretation and enforcement of the laws. In the past, following the Chinese government's program of privatizing many state owned enterprises, the Chinese government attempted to augment its revenues through heightened tax collection efforts. Continued efforts by the Chinese government to increase tax revenues could result in other decisions or interpretations of the tax laws by the taxing authorities that increase our future tax liabilities or deny us expected refunds.

                    RISKS RELATED TO OUR CORPORATE STRUCTURE

CONTROL BY INSIDERS AND THEIR OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF COMMON STOCK, IMPEDE A CHANGE IN CONTROL AND IMPEDE MANAGEMENT REPLACEMENT.

     Certain of our present management stockholders own 775,000 shares of our Class B common stock, which vote as a single class with the common stock on all matters except as otherwise required by law. The Class B common stock and the common stock are identical on a share-for-share basis, except that the holders of Class B common stock have six votes per share on each matter considered by our stockholders. As of January 1 2005, the three management holders of our outstanding Class B common stock represented approximately 12.1% of our outstanding capital stock and was deemed to beneficially own capital stock (both

Common Stock and Class B Common Stock) representing approximately 46.2% of total voting power and may be able to elect all of our directors. These management stockholders have sufficient voting power to determine, in general, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. The disproportionate vote afforded the Class B common stock could serve to impede or prevent a change of control. As a result, potential acquirers will be discouraged from seeking to acquire control through the purchase of common tock, which could have a depressive effect on the price of our securities. In addition, the effective control by these management stockholders could have the effect of preventing or frustrating attempts to influence, replace or remove management.

OUR UNISSUED PREFERRED STOCK COULD BE ISSUED TO IMPEDE A CHANGE IN CONTROL.

     Our certificate of incorporation authorizes the issuance of 500,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, the board of directors is empowered, without stockholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.

                        RISKS RELATED TO OUR COMMON STOCK

OUR STOCK IS VOLATILE, AND INVESTORS IN THIS OFFERING COULD INCUR SUBSTANTIAL LOSSES.

     The market prices for our securities and for securities of emerging growth companies have historically been highly volatile. During the last two years, the closing price of our common stock has ranged from a high of $22.20 to a low of $6.15, after giving effect to all prior stock splits. Future announcements concerning our competitors may have a significant impact on the market price of our common stock.

     Further, the stock market has experienced significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock. Therefore, investors may not be able to sell their shares of common stock at or above the purchase price. The market price for our common stock may be influenced by many factors, including:

     o    regulatory, political, economic or legal developments in China;

     o    litigation;

     o    the departure of key personnel;

     o    future sales of our common stock;

     o    changes in the structure of healthcare payment systems;

     o    the public's perception of us; and

     o    general economic, industry and market conditions.

IF WE CONTINUE NOT TO PAY CASH DIVIDENDS TO OUR STOCKHOLDERS, THEN THEY WILL NOT DERIVE ANY SUCH BENEFIT DURING THEIR OWNERSHIP OF OUR STOCK.

     We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

THERE ARE MANY SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, WHICH MAY ADVERSELY AFFECT OUR STOCK PRICE.

     Sales of a substantial number of shares of common stock in the public market could depress the market price of our common stock. As of the date of this prospectus, we have 5,728,443 shares of common stock (including the 1,080,397 shares sold in the offering) and 775,000 shares of Class B common stock outstanding. Other than approximately 41,000 shares of common stock owned by our executive officers and directors, all of the shares of common stock are freely tradable without restriction or further registration under the Securities Act of 1933; none of the shares of Class B common stock has been registered under that Act. In addition, as of the date of this prospectus, there are outstanding options to purchase up to 1,150,206 shares of common stock pursuant to our 1994 Stock Option Plan, which shares are covered by an effective registration statement, and warrants to purchase 867,242 shares of common stock (including the warrants to purchase 442,142 sold in the offering), of which 425,100 are covered by an effective registration statement. Although the 1994 Stock Option Plan terminated effective April 27, 2004 and no further options may be issued thereunder, up to 500,000 shares of common stock are covered by the 2004 Stock Incentive Plan, under which no options or other equity rights have been granted to date. The shares of common stock owned by, or issuable pursuant to outstanding stock options to, executive officers and directors and shares that may be issued upon conversion of the Class B common stock (which are convertible on a one-for-one basis) are or may be "restricted securities" or "control securities" within the meaning of Rule 144 under that Act and are subject to the restrictions contained in that Rule. In addition, each of our executive officers and directors has agreed that, until ninety days from the date of this prospectus or September 24, 2005, whichever is later, they will not offer, pledge, sell or contract to sell, directly or indirectly any shares of common without the consent of the placement agent in the financing.

                           FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this prospectus. This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Factors that may cause actual results to differ materially from the results expressed or implied by these forward-looking statements are set forth under "Risk Factors."

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

     The selling security holders will receive all of the proceeds from the sale of the shares of our common stock, and we will not receive any such proceeds. We received approximately $6,482,382 in gross proceeds from the issuance of the shares and warrants. The Company would receive approximately $4,023,492 if all of the warrants were exercised for cash at the initial exercise price. The net proceeds from the private placement are being used for working capital and general corporate purposes.

                            SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 24, 2005 by each of the selling security holders. Following their sale of the shares offered pursuant to this prospectus, none of the selling security holders will own more than 1% of our common stock or warrants.

     We have determined beneficial ownership in accordance with the rules of the SEC and, as a result, include voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned.


                                              AMOUNT AND NATURE OF
                                              BENEFICIAL OWNERSHIP          SECURITIES TO BE SOLD:
                                              --------------------          ----------------------
                                                            COMMON                     COMMON STOCK       COMMON
                                                         STOCK ISSUABLE                ISSUABLE UPON    STOCK TO BE
                                             COMMON      UPON EXERCISE      COMMON      EXERCISE OF     OWNED AFTER
SECURITY HOLDER(a)                           STOCK        OF WARRANTS       STOCK         WARRANTS      OFFERING(b)
------------------                          --------     --------------     -----      -------------   ------------
                                                                                                            --
Fred L. Astman & Jean L. Astman
JT-WROS...............................        50,000        17,500           50,000        17,500           --
Bluegrass Growth Fund LP..............        29,166        10,208           29,166        10,208           --
Bluegrass Growth Fund LTD.............        29,166        10,208           29,166        10,208           --
Crescent International Ltd............        60,000        21,000           60,000        21,000           --
DKR Soundshore Oasis Holding Fund LTD.       100,000        35,000          100,000        35,000           --
Lyman O. Heidtke......................        33,333        11,666           33,333        11,666           --
Iroquois Capital, L.P.................       166,666        58,333          166,666        58,333           --
Lake Street Fund, L.P.................       167,000        58,450          167,000        58,450           --
MicroCapital Fund Ltd.................        71,360        24,976           71,360        24,976           --
MicroCapital Fund LP..................       107,040        37,464          107,040        37,464           --
MidSouth Investor Fund LP.............       100,000        35,000          100,000        35,000           --
Omicron Master Trust..................        83,333        29,166           83,333        29,166           --
Smithfield Fiduciary LLC..............        83,333        29,166           83,333        29,166           --
Oppenheimer & Co. Inc.................            --        64,005               --        64,005           --
                                           ---------       -------        ---------       -------
        Total.........................     1,080,397       442,142        1,080,397       442,142           --

-----------------

(a) None of the selling security holders has been affiliated with us nor has had any material relationship with us during the past three years.

(b) Assumes all securities that may be sold under this prospectus are sold. No selling security holder will own any warrants after this offering assuming the sale of all shares of common stock issuable upon exercise of the warrants are sold under this prospectus; provided that pursuant to a private placement by the Company in March and April 2004, the following selling security holders may own the following securities, which are registered for sale pursuant to a separate registration statement: Iroquois Capital, L.P., 27,000 shares and warrants to purchase 5,000 shares; Omicron Master Trust, 75,000 shares and warrants to purchase 15,000 shares; Smithfield Fiduciary LLC, 45,000 shares and warrants to purchase 9,000 shares; and Oppenheimer & Co. Inc., warrants to purchase 90,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL

     As of March 25, 2005, our authorized capital stock consisted of:

     o 12,000,000 shares of common stock, par value $0.01 per share, of which 5,728,443 were issued and outstanding;

     o 1,600,000 shares of Class B common stock, par value $0.01 per share, of which 775,000 were issued and outstanding; and

     o 500,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding.

     COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the our stockholders. Subject to the preferences that may be applicable to any shares of preferred stock issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any shares of preferred stock outstanding at such time. The holders of common stock have no preemptive, redemption, conversion, sinking fund or other subscription rights. The outstanding shares of common stock are, and the common stock offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

     CLASS B COMMON STOCK

     The Class B common stock and the common stock are identical on a share-for-share basis, except that the holders of our Class B common stock have six votes per share on each matter considered by our stockholders. The difference in voting rights increases the voting power of the holders of Class B common stock and accordingly has an anti-takeover effect. The existence of our Class B common stock may make us a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by our stockholders other than the holders of Class B common stock. Thus, our stockholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire us through a business combination will be compelled to consult first with the holders of Class B common stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the board of directors, may be under the control of the holders of Class B common stock, and if stockholder approval were required, the approval of the holders of Class B common stock will be necessary before any such business combination can be consummated.

     Each share of Class B common stock is automatically converted into one share of common stock upon:

     o the death of the original holder thereof, or, if such shares are subject to a stockholders agreement or voting trust granting the power to vote such shares to another original holder of Class B common stock, then upon the death of such other original holders;

     o    the  sale  or  transfer  to  any  person  other  than  the   following
          transferees:

          -    the spouse of a holder of Class B common stock;

          - any lineal descendants of a holder of Class B common stock, including adopted children (these descendants, together with the holder of Class B common stock and his or her spouse are referred to below as "family members");

          - a trust for the sole benefit of a Class B common stockholder's family members;

          - a partnership made up exclusively of Class B common stockholders and their family members, or a corporation wholly owned by a holder of Class B common stock and their family members;

          -    any other holder of Class B common stock.

     Mmes. Lipson and Silverberg, Mr. Pemble and certain trusts for the benefit of members of the families of Mmes. Lipson and Silverberg hold all of the outstanding shares of Class B common stock. There are no options and warrants to purchase Class B common stock currently outstanding.

     PREFERRED STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 500,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms in redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in our control. We have no present plans to issue any shares of preferred stock.

OPTIONS

     As of April 1, 2005, there were outstanding options to purchase up to 1,150,206 shares of our common stock at exercise prices ranging from of $1.72 to $13.75.

WARRANTS

     2004 PIPE

     The following is a brief summary of certain provisions of the 425,100 outstanding warrants (after adjustment) sold to investors in March and April 2004 in connection with a private placement to institutional accredited investors:

     o EXERCISE PRICE AND TERMS - 335,100 of such warrants entitle the registered holder thereof to purchase each share of common stock, at any time during the five-year period commencing on the original issue date, at $10.74 per share, after giving effect to adjustment as a result of this offering. The remaining 90,000 of such warrants entitle the registered holder thereof to purchase each share of common stock, at any time during the five-year period commencing on the original issue date, at $12.00 per share. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to us, with the subscription form attached to it properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

     o    ADJUSTMENTS  - The  exercise  price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock and, with respect to the 335,100 such warrants referred to above, the issuance or deemed issuance of shares of common stock for consideration per share less than the exercise price of the warrants immediately prior to such issuance. Additionally, an adjustment will be made in the case of a reclassification or exchange of common stock, consolidation or merger of Chindex with or into another corporation, sale of all or substantially all of our assets or our dissolution, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

     o REDEMPTION PROVISIONS - Commencing one year after the original issue date, the warrants are subject to redemption at $0.10 per warrant on 30 days' prior written notice provided that the average closing bid price of the common stock equals or exceeds 150% of the initial warrant exercise price per share, subject to certain adjustments, for 20 consecutive trading days and the average trading volume for the trading period is greater than 100,000 shares per day.

     o TRANSFER, EXCHANGE AND EXERCISE - Subject to applicable securities law, the warrants may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value.

     o WARRANTHOLDERS NOT STOCKHOLDERS - The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

     CURRENT OFFERING

     The following is a brief summary of certain provisions of the 442,142 outstanding warrants sold to the investors or issued to the placement agent in the offering:

     o EXERCISE PRICE AND TERMS - Each warrant entitles the registered holder thereof to purchase one share of common stock, at any time after September 24, 2005 and otherwise during the five-year period commencing on the original issue date, at $9.10 per share, subject to adjustment in accordance with the provisions referred to below. The holder of any warrant may exercise such warrant by surrendering the certificate representing the warrant to us, with the subscription form attached to it properly completed and executed, together with payment of the exercise price. The warrants may be exercised at any time in whole or in part at the applicable exercise price until the expiration of the warrants. No fractional shares will be issued upon the exercise of the warrants.

     o    ADJUSTMENTS  - The  exercise  price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment, upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the common stock and, with respect to the 378,137 such warrants referred to above, the issuance or deemed issuance of shares of common stock for consideration per share less than the exercise price of the warrants immediately prior to such issuance. Additionally, an adjustment will be made in the case of a reclassification or exchange of common stock, consolidation or merger of Chindex with or into another corporation, sale of all or substantially all of our assets or our dissolution, in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of common stock that might have been purchased upon the exercise of the warrant.

     o    REDEMPTION PROVISIONS - The warrants are not subject to redemption.

     o TRANSFER, EXCHANGE AND EXERCISE - Subject to applicable securities law, the warrants may be presented to us for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants become wholly void and of no value.

     o WARRANTHOLDERS NOT STOCKHOLDERS - The warrants do not confer upon holders any voting, dividend or other rights as stockholders.

REGISTRATION RIGHTS

     The purchasers of the securities sold in our private placement are entitled to certain rights with respect to the registration of the shares and the shares of common stock issuable upon exercise of their warrants. We are obligated to use our best efforts to cause the SEC to declare such registration statement effective within 90 days of the closing, or June 22, 2005. In the event such registration is not filed within 30 days of the closing date, or is not declared effective within 90 days of the closing date, we must pay investors a cash penalty of 1.5% of the purchase price for the pro rata portion of the first month during which such failure continues and 1.5% on a pro-rata monthly basis thereafter.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

     Provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions allow us to issue preferred stock without any vote or further action by the stockholders, require advance notification of stockholder proposals and nominations of candidates for election as directors, and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take corporate actions and could have the effect of delaying or preventing a change in control.

     In addition, we are subject to Section 203 of the Delaware General Corporation Law. This law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless any of the following conditions are met. First, this law does not apply if prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. Second, the law does not apply if upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and those shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer. Third, the law does not apply if, at or after the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders and any of their pledges, assignees, donees selling shares received from such Selling Stockholders as a gift, and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealers for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers of agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. A selling stockholder, for example, will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, which provisions may limit the timing or purchases and sales of any shares of common stock by that selling stockholder.

     As of the date of this filing, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling security holders with respect to the offer or sale of the securities under this filing.

     We have advised the selling security holders that during the time each is engaged in distributing securities covered by this prospectus, each must comply with the requirements of the Securities Act of 1933 and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934. Under those rules and regulations, they:

     o may not engage in any stabilization activity in connection with our securities;

     o must furnish each broker that offers securities covered by this prospectus with the number of copies of this prospectus that are required by each broker; and

     o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     In the purchase agreement that we entered into with the investors, we agreed to indemnify and hold harmless each selling security holder against liabilities, including liabilities under the Securities Act of 1933, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that investor expressly for use in the registration statement of which this prospectus is a part. We have agreed to bear the expenses incurred by us in connection with the preparation of the registration statement and up to $15,000 of fees of one counsel for all holders of the securities registered. Among other things, the selling security holders will bear all selling discounts and commissions.

                          VALIDITY OF THE COMMON STOCK

     The validity of the common stock offered by this filing will be passed upon for us by Hughes Hubbard & Reed LLP, New York, New York.

                                     EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2004, the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001, as amended to date, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits filed as a part thereof. You should read the documents filed with the SEC as exhibits to the registration statement for a more complete description of the matters involved.

     We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information that we file with it. This means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference in this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

     o Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed June 29, 2004.
     o Amendment No. 1 to Form 10-K for the fiscal year ended March 31, 2004, filed July 30, 2004.
     o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, filed August, 16, 2004.
     o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004, filed November 15, 2004.
     o Amendment No. 1 to Form 10-Q for the fiscal quarter ended September 30, 2004, filed April 8, 2005.
     o Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004, filed February 14, 2005.
     o Amendment No. 1 to Form 10-Q for the fiscal quarter ended December 31, 2004, filed April 8, 2005.
     o Current Reports on Form 8-K, filed May 6, 2004, August 16, 2004, November 3, 2004, January 5, 2005, March 17, 2005, and March 22, 2005.
     o    Definitive Proxy Statement filed on September 14, 2004.

     o The description of the Company's common stock contained in the Company's registration statement filed with the SEC under the Securities Exchange Act of 1934 and subsequent amendments and reports filed to update such information.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant.

Securities and Exchange Commission registration fee......       $1,126
NASD filing fee..........................................           --
Nasdaq listing fees......................................       10,000
Legal fees and expenses..................................       90,000
Accounting fees and expenses.............................        5,000
Transfer agent fees......................................        3,000
Printing and engraving expenses..........................        5,000
Miscellaneous............................................        5,874
                                                              ---------
   Total.................................................     $120,000
                                                              =========
-----------------
*    To be supplied by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that directors, officers, employees or agents of Delaware corporations are entitled, under certain circumstances, to be indemnified against expenses (including attorneys' fees) and other liabilities actually and reasonably incurred by them in connection with any suit brought against them in their capacity as a director, officer, employee or agent, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with a derivative suit bought against them in their capacity as a director, officer, employee or agent, as the case may be, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

     Article VII of the registrant's amended and restated bylaws (Exhibit 3.2) requires the registrant to indemnify any person who may be indemnified by a Delaware corporation pursuant to Section 145 of the DGCL in each situation where the registrant is permitted to indemnify such persons.

     Section E(5) of the Securities Purchase Agreement (Exhibit 10.19) provides for indemnification of the selling security holders named herein by the registrant for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

     The registrant maintains a directors and officers liability insurance policy with Carolina Casualty Insurance Company. The policy insures the directors and officers of the registrant against loss arising from certain claims made against such directors or officers by reason of certain wrongful acts. The policy provides for an aggregate limit of liability of $5,000,000.

ITEM 16.  EXHIBITS.

   EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     3.1 Certificate of incorporation of the registrant (Incorporated by reference to Annex B to the registrant's proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).
     3.2   Certificate  of  amendment to  certificate  of  incorporation  of the registrant (Incorporated by reference to Exhibit 3.1 to the registrant's current report on Form 8-K, as filed with the Securities and Exchange Commission on or about November 2, 2004).
     3.2 Bylaws of the registrant. (Incorporated by reference to Annex C to the registrant's proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on or about June 7, 2002).
     4.1 Form of specimen certificate representing the registrant's common stock (Incorporated by reference to Exhibit 4.2 to the registrant's registration statement on Form SB-2 (No. 33-78446) (the "IPO Registration Statement")).
     4.2 Form of specimen certificate representing Class B common stock. (Incorporated by reference to Exhibit 4.3 to the IPO Registration Statement).
     4.3 Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder (Incorporated by reference to
           Exhibit 4.3 to the registrant's registration statement (No. 333-114299) on Form S-1 (the "2004 Form S-1").
     4.4 Form of Common Stock Purchase Warrant received by placement agent in connection with the transactions contemplated by the securities purchase agreement dated as of March 29, 2004 and March 21, 2005 among the registrant and each of the respective purchasers thereunder (Incorporated by reference to Exhibit 4.4 to the 2004 Form S-1.
     4.5 Form of Common Stock Purchase Warrant received by investors in connection with the transactions contemplated by the securities purchase agreement dated as of March 21, 2005 among the registrant and each of the purchasers thereunder (Incorporated by reference to Exhibit 10.2 to the registrant's current report on Form 8-K dated March 22, 2005.
     5.1*  Opinion of Hughes Hubbard & Reed LLP.
     10.1 The registrant's 1994 stock option plan, as amended as of July 17, 2001. (Incorporated by reference to Exhibit 10.1 to the registrant's quarterly report on Form 10-Q for the six months ended June 30, 2001.)
     10.2 Lease Agreement dated as of March 1994 between the registrant and Central Properties Limited Partnership, relating to the registrant's Bethesda, Maryland facility. (Incorporated by reference to Exhibit
           10.4 to the registrant's registration statement (No. 33-78446) on Form SB-2).
     10.3 First Amendment to Lease dated as of June 26, 1996 between the registrant and Central Properties Limited Partnership, relating to additional space at the Company's Bethesda, Maryland facility. (Incorporated by reference to Exhibit 10.5 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
     10.4 Lease Agreement dated November 8, 1995 between the School of Posts and Telecommunications and the registrant. (Incorporated by reference to Exhibit 10.14 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)

   EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     10.5 Amendments Numbers One, Two and Three to the Lease Agreement between the School of Posts and Telecommunications and the registrant dated November 8, 1995, each such amendment dated November 26, 1996. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
     10.6 Lease Agreement dated May 10, 1998, between the School of Posts and Telecommunications and the registrant relating to the lease of additional space. (Incorporated by reference to Exhibit 10.13 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1998.)
     10.7 Contractual Joint Venture Contract dated September 27, 1995 between the Chinese Academy of Medical Sciences Union Medical & Pharmaceutical Group Beijing Union Medical & Pharmaceutical General Corporation and the registrant. (Incorporated by reference to Exhibit
           10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1995.)
     10.8 First Investment Loan Manager Demand Promissory Note dated July 10, 1997 between First National Bank of Maryland and Chindex, Inc. (Incorporated by reference to Exhibit 10.16 to the registrant's annual report on Form 10-KSB for the fiscal year ended December 31, 1997.)
     10.9 Distribution Agreement dated October 11, 2001 between Siemens AG and the registrant. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2001.)
     10.10 Second amendment to lease dated as of November 24, 2000 between the registrant and Central Properties Limited Partnership, relating to the extension of the lease term for the registrant's Bethesda, Maryland offices. (Incorporated by reference to Exhibit 10.19 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.11 Employment  Agreement  dated as of  September  1,  2001  between  the registrant and Roberta Lipson (the "Lipson Employment Agreement"). (Incorporated by reference to Exhibit 10.20 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.12 Amendment to Lipson Employment Agreement (Incorporated by reference to Exhibit 10.16 to registrant's quarterly report on Form 10-Q for the quarter ended September 30, 2004 (the "September 30, 2004 Form 10-Q").
     10.13 Employment Agreement dated as of September 1, 2001 between the registrant and Elyse Beth Silverberg (the "Silverberg Employment Agreement"). (Incorporated by reference to Exhibit 10.21 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.14 Amendment to Silverberg Employment Agreement (Incorporated by reference to Exhibit 10.17 to the September 30, 2004 Form 10-Q).
     10.15 Employment Agreement dated as of September 1, 2001 between the registrant and Lawrence Pemble (the "Pemble Employment Agreement"). (Incorporated by reference to Exhibit 10.22 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.16 Amendment to Pemble Employment Agreement (Incorporated by reference to Exhibit 10.18 to the September 30, 2004 Form 10-Q).
     10.17 Employment Agreement dated as of September 1, 2001 between the registrant and Robert C. Goodwin, Jr. (the "Goodwin Employment Agreement"). (Incorporated by reference to Exhibit 10.23 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.18 Amendment to Goodwin Employment Agreement (Incorporated by reference to Exhibit 10.19 to the September 30, 2004 Form 10-Q).

   EXHIBIT
   NUMBER                          DESCRIPTION
   ------                          -----------

     10.19 Contractual Joint Venture Contract dated February 9, 2002 between Shanghai Changning District Central Hospital and the registrant. (Incorporated by reference to Exhibit 10.24 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.20 Lease Agreement between Shanghai Changning District Hospital and the registrant related to the lease of the building for Shanghai United Family Hospital. (Incorporated by reference to Exhibit 10.25 to the registrant's annual report on Form 10-K for the fiscal year ended December 31, 2001.)
     10.21 Lease Agreement between China Arts & Crafts Import & Export Corporation and Chindex (Beijing) Consulting Incorporated related to the lease of the building for the registrant's main office in Beijing. (Incorporated by reference to Exhibit 10.17 to the registrant's quarterly report on Form 10-Q for the six months ended June 30, 2002.)
     10.22 Agreement between Siemens AG and the Company for long-term payment of vendor invoices. (Incorporated by reference to Exhibit 10.18 to the registrant's quarterly report on Form 10-Q for the nine months ended September 30, 2002.)
     10.23 Form of Securities Purchase Agreement dated as of March 29, 2004 among the registrant and each of the purchasers thereunder (Incorporated by reference to Exhibit 10.19 to the 2004 Form S-1).
     10.24 Form of Securities Purchase Agreement dated as of March 21, 2005 among the registrant and each of the purchasers thereunder (Incorporated by reference to Exhibit 10.1 to the registrant's Form 8-K dated March 22, 2005.
     10.25 2004 Stock Incentive Plan (Incorporated by reference to Annex B to the registrant's proxy statement on Schedule 14A filed October 4,
           2004).
     21.1* List of  subsidiaries
     23.1* Consent of Independent Registered Public Accounting Firm.
     23.2* Consent of Hughes Hubbard & Reed LLP (included in their opinion filed as Exhibit 5.1)
     24.1  Power of Attorney (see page II-6)

---------------
*    Filed herewith.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on the 29th day of March 2005.

                                       CHINDEX INTERNATIONAL, INC.

                                       By:/s/ Roberta Lipson
                                          --------------------------------------
                                          Roberta Lipson
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     The undersigned directors and officers of Chindex International, Inc. hereby constitute and appoint Lawrence Pemble and Robert C. Goodwin, Jr. and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated.

       SIGNATURES                      TITLE                           DATE
       ----------                      -----                           ----

/s/ A. Kenneth Nilsson
--------------------------     Chairman of the Board              March 29, 2005
 A. Kenneth Nilsson

/s/ Roberta Lipson             President and Chief Executive      March 29, 2005
--------------------------     Officer (principal executive
   Roberta Lipson              officer)

/s/ Elyse Beth Silverberg      Executive Vice President,          March 29, 2005
--------------------------     Secretary and Director
Elyse Beth Silverberg
                               Executive Vice President --        March 29, 2005
/s/ Lawrence Pemble            Finance and Director
--------------------------     (principal financial officer)
    Lawrence Pemble
                               Executive Vice President of        March 29, 2005
/s/ Robert C. Goodwin, Jr.     Operations, General Counsel
--------------------------     and Director
Robert C. Goodwin, Jr.
                               Senior Vice President --           March 29, 2005
/s/ Ronald Zilkowski           Finance and Controller
--------------------------     (principal accounting officer)
  Ronald Zilkowski

/s/ Julius Y. Oestreicher
--------------------------     Director                           March 29, 2005
Julius Y. Oestreicher

/s/ Carol R. Kaufman
--------------------------     Director                           March 29, 2005
  Carol R. Kaufman

/s/ Douglas B. Grob
--------------------------     Director                           March 29, 2005
   Douglas B. Grob

/s/ Holli Harris
--------------------------     Director                           March 29, 2005
    Holli Harris